  Exhibit 99.1

FOR IMMEDIATE RELEASE

Kingstone Announces 2019 Third Quarter Financial Results
New Management Team Shifts Focus from Growth to Profitability Improvements

Company to Host Conference Call on November 12, 2019 at 8:30 a.m. ET

Kingston, NY — November 11, 2019 – Kingstone Companies, Inc. (Nasdaq: KINS) (the “Company” or “Kingstone”), a Northeast regional property and casualty insurance holding company, today announced its financial results for the quarter ended September 30, 2019.

Financial and Operational Highlights
2019 Third Quarter
(All results are compared to prior year period unless otherwise noted)

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Direct written premiums1 increased 18.7%; personal lines grew by 26.0%
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Net premiums earned increased 24.3% to $34.2 million
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Net investment income increased 15.9% to $1.9 million
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Underlying Net loss ratio excluding Commercial Lines1 of 51.4% compared to 45.9%
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Net combined ratio of 109.9% compared to 86.0%.
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Net loss of $1.7 million or $0.16 per diluted share
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Net operating loss1 of $2.5 million or $0.23 per diluted share
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Book value per share of $8.04
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1 These measures are not based on accounting principles generally accepted in the United States (“GAAP”) and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 “Additional Financial Information for Q3 2019” (also available at www.kingstonecompanies.com).

Quarterly Dividend of $0.0625 per share

The Company announced that its Board of Directors declared a quarterly dividend of $0.0625 per share payable on December 13, 2019 to stockholders of record at the close of business on November 29, 2019.

Management Commentary

Barry Goldstein, Kingstone’s Chief Executive Officer, elaborated on the results for the quarter:

“Our third quarter financial outcome was disappointing, driven by a comprehensive internal and external reserve review process and making the necessary adjustments to address those reviews. During Q3, we announced our exit from commercial lines and the runoff is well underway, with the last commercial liability policies scheduled to come off our books by September 30, 2020.

We’ve added highly experienced professionals to our claims team and are reducing our reliance on outsourcing of key claims processes by instead bringing key functions in house. Bill O’Brien, our new VP of Claims, along with his team, has now reviewed every open claim and re-set all commercial liability case reserves as needed. We called in a leading outside actuarial consulting firm, to get an independent mid-year assessment of our reserve position. As a result, we raised our reserves, primarily in commercial liability. Ben Walden, our in-house Chief Actuary, also raised his current year loss picks to take into account our exit from commercial lines and our re-stated view of ultimate liability claim severity.

Investor confidence has been shaken, and it is my job in returning as CEO to optimize allocation of capital in order to deliver the profitable results that have long been our trademark. We will then let the numbers speak for themselves. Only when we do that will we earn back the confidence of investors, but this will take time. When I was asked to return as CEO, I asked that my employment agreement be extended. This was done and my current contract ends December 31, 2022. I am confident that before that agreement is concluded we will again be viewed as one of the industry’s top performers.

The Board gave me the support I asked for, which resulted in the hiring of Meryl Golden as Chief Operating Officer. I’ve known Meryl for twenty years and she is the perfect person to shape Kingstone’s future. She began work in late September. At the outset, she and I agreed that the focus for the Company must be squarely on profitability, not growth. We’ve already started the process of seeking to improve Kingstone’s profitability. Effective as of November 1st, new Homeowners policies in New York are being written at higher rate levels. They reflect a recently approved territorial base rate increase amounting to an overall 8.9% change. Policies renewing on or after December 15th will see the rate increase then. It will take a full year for this change to flow through and affect all policies. Since premiums then earn out over a 12 month policy term, it will take time for the higher rates to fully impact our income statement. Thus, while we’ll see some green shoots in the next few quarters, the real benefits will take more time to show themselves, having larger impacts in late 2020 and early 2021. We have several other rate changes in various stages of implementation that should further improve profitability.

We’ve already begun to tighten our underwriting standards and to eliminate those types of risks that don’t warrant deploying capital to support. We are expanding mandatory hurricane deductibles to all states where we offer coverage, and this will help to reduce our catastrophe reinsurance costs.”

Ben Walden, EVP and Chief Actuary, detailed the reserving actions for the quarter:

“This quarter, our financial results were significantly affected by further adjustments to commercial liability claim reserves. During the quarter, an outside actuarial review of reserve levels and liability claims handling was completed. We have taken immediate actions as a direct result of that review. This review was the culmination of several quarters of detailed internal and external reviews that also affected results for the first two quarters of the year. In the third quarter, we increased ultimate loss projections for prior years by another $5 million, bringing the year-to-date prior year loss development to just over $11 million. Insurance loss reserving is an inherently judgmental process. It is dependent on individual opinions regarding specific information available at a given point in time. Recent reviews of our claims reserving process by multiple parties have led to the additional increase in reserves taken this quarter.  As noted, we have taken several key actions to address the emerging claims issues. We are confident that the actions we’ve taken place us in a stronger position to move forward and focus on continued profitable growth. When viewed over a five year period, prior year loss development including the adjustments made this year averages less than 3 points annually. Excluding the commercial lines business now in runoff, prior year loss development over the last five years remains favorable, with no impact on the combined ratio over that period.”

Financial Highlights Table

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
($ in thousands except per share data)	2019	2018	% Change	2019	2018	% Change
Direct written premiums1	$46,023	$38,785	18.7%	$128,333	$107,175	19.7%
Net written premiums1	$40,438	$36,102	12.0%	$107,420	$87,767	22.4%
Net premiums earned	$34,220	$27,534	24.3%	$95,017	$74,476	27.6%
Total ceding commission revenue	$1,030	$1,045	-1.4%	$2,983	$4,431	-32.7%
Net investment income	$1,857	$1,602	15.9%	$5,200	$4,543	14.5%

U.S. GAAP Net income (loss)	$(1,725)	$3,934	-143.9%	$(7,421)	$3,973	-286.8%
U.S. GAAP Diluted earnings (loss) per share	$(0.16)	$0.36	-144.4%	$(0.69)	$0.37	-286.5%

Comprehensive income (loss)	$(642)	$3,836	-116.7%	$(95)	$692	-113.7%
Net operating income (loss)1	$(2,513)	$3,656	-168.7%	$(10,353)	$4,193	-346.9%
Net operating income (loss) diluted earnings
(loss)1 per share	$(0.23)	$0.34	-167.6%	$(0.96)	$0.39	-346.2%

Return on average equity (annualized)	-7.9%	12.5%	-20.4 pts	-11.3%	0.1%	-11.4 pts

Net loss ratio	72.4%	48.3%	24.1 pts	75.3%	56.0%	19.3 pts
Net underwriting expense ratio	37.5%	37.7%	-0.2 pts	37.8%	38.1%	-0.3 pts
Net combined ratio	109.9%	86.0%	23.9 pts	113.1%	94.1%	19.0 pts

Effect of catastrophes and prior year loss development on net combined ratio1	16 pts	1 pts	15 pts	19.1 pts	9 pts	10.1 pts
Net combined ratio excluding effect of catastrophes and prior year loss development1	93.9%	85.0%	8.9 pts	94.0%	85.1%	8.9 pts

1 These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 “Additional Financial Information for Q3 2019” (also available at www.kingstonecompanies.com).

2019 Third Quarter Financial Review

Net Income (Loss):
There was a net loss of $1.73 million during the three-month period ended September 30, 2019, compared to net income of $3.93 million in the prior year period. The decrease in net income can be attributed primarily to a 24.1 point increase in net loss ratio driven by adverse prior year development in our Commercial Lines business, which also led to higher loss ratios for the current year on liability lines. The increased loss ratios were also impacted by higher claim severity in our Personal Lines business as described in the Net Loss Ratio section below.

Earnings per share (“EPS”):
Kingstone reported a (loss) of $(0.16) per diluted share for the three months ended September 30, 2019, compared to EPS of $0.36 per diluted share for the three months ended September 30, 2018. EPS for the three-month periods ended September 30, 2019 and 2018 was based on 10.78 million and 10.79 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums, Net Written Premiums and Net Premiums Earned (See Definitions and Non-GAAP Measures below):

Direct written premiums for the third quarter of 2019 were $46.0 million, an increase of 18.7% from $38.8 million in the prior year period. The increase is primarily attributable to a 17.7% increase in the total number of policies in-force as of September 30, 2019 as compared to September 30, 2018.

We refer to our New York business as “Core” 1 and the business in other states as “Expansion” 1. “Expansion Direct Written Premiums” 1 for the third quarter of 2019 were $7.4 million, an increase of $4.5 million from the $2.9 million written in the prior year period.

Net written premiums increased 12.0% to $40.4 million during the three-month period ended September 30, 2019 from $36.1 million in the prior year period. The increase was due to continued growth in policies in force.

Net premiums earned for the quarter ended September 30, 2019 increased 24.3% to $34.2 million, compared to $27.5 million for the quarter ended September 30, 2018. The increase was also attributable to growth in policies in force.

Net Loss Ratio and Underlying Net Loss Ratio excluding Commercial Lines1:
For the quarter ended September 30, 2019, the Company’s net loss ratio was 72.4%, compared to 48.3% in the prior period. The 24.1 point increase in the third quarter 2019 net loss ratio was primarily driven by additional prior year loss development related to commercial liability claims as detailed below, as well as increased fire claim activity and higher overall claim severity for personal lines business.

Prior year loss development for the quarter impacted the loss ratio by 14.7 points, compared to 0.4 points of favorable impact in the prior period. During the quarter, a detailed actuarial review of reserve levels was completed by a leading outside actuarial consulting firm.  This review included an analysis of individual case reserves for a sampling of liability claims open at June 2019, as well as a full review of overall loss development through that point.  As a result of this review, it was determined that further adjustments to ultimate loss projections for prior accident years were required, particularly for commercial liability business.  During the quarter, $5.1 million of additional prior year loss development was recorded, with $4.4 million of that amount attributable to commercial lines business.  In July 2019, the Company announced that it will exit commercial lines, and all policies are expected to be off the books by the end of September 2020.  Excluding commercial lines, the impact of prior year development for the quarter was 2.0 points.   In addition, the overall impact from catastrophe losses during the third quarter was 1.3 points.  Excluding the impact of prior year loss development and catastrophe losses, the underlying net loss ratio excluding commercial lines was 51.4%, compared to 45.9% for the prior period.  The underlying net loss ratio1 increased due to the re-estimation of current accident year loss ratios for other liability lines, and due to increased fire claim activity and higher overall claim severity for personal lines business.

Net Other Underwriting Expense Ratio:
For the quarter ended September 30, 2019, the net underwriting expense ratio was 37.5% as compared to 37.7% in the prior year period, a decrease of 0.2 percentage points.

Net Combined Ratio:
Kingstone’s net combined ratio was 109.9% for the three-month period ended September 30, 2019, compared to 86.0% for the prior year period. The increase was driven by the increase in loss ratio as outlined above.
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1 These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in Form 8-K Exhibit 99.2 “Additional Financial Information for Q2 2019” (also available at www.kingstonecompanies.com).

Balance Sheet / Investment Portfolio
Kingstone’s cash and investment holdings were $221.6 million at September 30, 2019 compared to $196.6 million at September 30, 2018. The Company’s investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 86.8% of total investments at September 30, 2019 and 87.3% at September 30, 2018. The Company’s effective duration on its fixed-income portfolio is 4.3 years.

Net investment income increased 15.9% to $1.86 million for the third quarter of 2019 from $1.60 million in the prior year period. The increase was largely due to an increase in invested assets.

Accumulated Other Comprehensive Income/Loss (AOCI), net of tax
As of September 30, 2019, AOCI was $4.44 million compared to $(2.59) million at September 30, 2018.

Book Value
The Company’s book value per share at September 30, 2019 was $8.04, a decrease of 5.9% compared to $8.54 at September 30, 2018.

Material Weakness
While the Company is still completing its assessment of the effectiveness of its internal control over financial reporting as of September 30, 2019, in its upcoming Quarterly Report on Form 10-Q for the period ended September 30, 2019, it expects to report a material weakness in internal control. The weakness relates to the establishment of case reserve levels. As of the date of this release, there have been no misstatements identified in the financial statements as a result of this weakness, and the Company expects to timely file its Form 10-Q tomorrow.

Remediation efforts have begun; the material weakness will not be considered remediated until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. The Company will seek to complete the remediation of this material weakness by December 31, 2019.

FOR ADDITIONAL INFORMATION PLEASE VISIT OUR WEBSITE AT WWW.KINGSTONECOMPANIES.COM.

Conference Call Details

Management will discuss the Company’s operations and financial results in a conference call on Tuesday, November 12, 2019, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Webcast
The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:

Kingstone Companies Q3 2019 Earnings Call Webcast

The webcast will be archived and accessible for approximately 30 days.

Definitions and Non-GAAP Measures

Direct written premiums represent the total premiums charged on policies issued by the Company during the respective fiscal period. Net premiums written are direct written premiums less premiums ceded to reinsurers. Net premiums earned, the GAAP measure most comparable to direct written premiums and net premiums written, are net premiums written that are pro-rata earned during the fiscal period presented. All of the Company’s policies are written for a twelve-month period. Management uses direct written premiums and net premiums written, along with other measures, to gauge the Company’s performance and evaluate results.

Core direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in New York.

Expansion direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in other states (i.e., outside New York).

Net operating income (loss) - is net income (loss) exclusive of realized investment gains, net of tax. Net income (loss) is the GAAP measure most closely comparable to net operating income.

Management uses net operating income along with other measures to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains, and may vary significantly between periods. Net operating income is provided as supplemental information, not as a substitute for net income and does not reflect the Company’s overall profitability.

Underlying net loss ratio - is a non-GAAP ratio, which is computed as the difference between GAAP net loss ratio and the effect of catastrophes and prior year loss development on the net loss ratio.

Underlying net loss ratio excluding Commercial Lines - is a non-GAAP ratio, which is computed as the difference between GAAP net loss ratio excluding commercial lines and the effect of catastrophes and prior year loss development on the net loss ratio excluding commercial lines.

Net combined ratio excluding effect of catastrophes and prior year loss development - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes and prior year loss development on the net combined ratio.

We believe that these ratios are useful to investors and they are used by management to reveal the trends in our business that may be obscured by catastrophe losses and prior year loss development. Catastrophe losses cause our loss ratios to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net loss ratio and net combined ratio. Prior year loss development can cause our loss ratio to vary significantly between periods and separating this information allows us to better compare the results for the current accident period over time. We believe these measures are useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide them to facilitate a comparison to our outlook on the underlying net loss ratio excluding commercial lines and net combined ratio excluding the effect of catastrophes and prior year loss development. The most directly comparable GAAP measures are the net loss ratio and net combined ratio. The underlying net loss ratio excluding commercial lines and net combined ratio excluding the effect of catastrophes and prior year loss development should not be considered a substitute for the net loss ratio and net combined ratio and do not reflect the Company’s net loss ratio and net combined ratio.

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company (“KICO”). KICO is a multi-line carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products, as well as Physical Damage Only coverage to taxi, limousine, and transportation network vehicle owners in New York State. Actively writing in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut, Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statement

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018 under “Factors That May Affect Future Results and Financial Condition.” Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319